UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2018

Kennametal Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-5318	25-0900168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Headquarters 600 Grant Street Suite 5100 Pittsburgh, Pennsylvania	15219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 248-8000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2018, Kennametal Inc. (“Kennametal” or the “Company”) announced the appointment of Damon J. Audia to serve as Vice President and Chief Financial Officer of the Company effective September 24, 2018. Mr. Audia will report to President and Chief Executive Officer, Christopher Rossi. Mr. Audia will succeed Jan Kees van Gaalen, who previously announced his retirement.

Mr. Audia, age 47, joins Kennametal from Carpenter Technology Corporation (“Carpenter”), a public company, and a global manufacturer of premium specialty alloys, where he served as Senior Vice President and Chief Financial Officer since October 2015. Before joining Carpenter, he served in various roles at Goodyear Tire and Rubber Company from 2004 to 2015, most recently as Senior Vice President Finance, North America from 2013 to 2015; and previously as Senior Vice President Finance, Corporate Business Development from 2012 to 2013; as Senior Vice President Finance, Asia Pacific from 2010 to 2012; and as Senior Vice President and Treasurer from 2008 to 2010. Prior to this, Mr. Audia served in various finance and treasury roles with increasing responsibility with Delphi Corporation, from 1998 to 2004.

In connection with his appointment as Vice President and Chief Financial Officer, Mr. Audia will be entitled to the following:

•	Annual base salary of $550,000.

•

A special long-term incentive grant on October 1, 2018 to be made under the Kennametal Inc. Stock and Incentive Plan of 2016 (the “2016 Plan”) with a total value of $4,362,500, consisting of (i) Restricted Stock Units (“RSU’s”) in the amount of $3,785,000, which will vest in equal parts over a 3 year period, with one-third vesting on each anniversary date of the grant; and (ii) Performance Stock Units (“PSU’s”) in the amount of $577,500 which cliff vest on the third grant date anniversary subject to the achievement of certain Kennametal performance measures in each of the three years in the term.

•	Participation in the Company’s Annual Incentive Plan with a target bonus for fiscal year 2019 of 80% of annual base salary.

•	Relocation assistance under the Company’s relocation policy.

•	Participation in all general employee benefit plans and programs as well as participation in any plans and programs for executives.

At the time that Mr. Audia starts his service with Kennametal on September 24, 2018, he will also enter into an officer’s employment agreement with Kennametal. Generally, the officer’s employment agreement will provide:

•	General. Mr. Audia will be required to devote his entire time and attention to the business and affairs of Kennametal while he is employed.

•	Term. There is no predetermined term.

•

Non-competition/non-disclosure.     Unless Kennametal provides prior consent in writing, if Kennametal terminates his employment without cause, then for one year after the date of termination, Mr. Audia cannot, in any geographic area in which Kennametal is offering its services and products: (a) directly or indirectly engage in; or (b) assist or have an active interest in; or (c) enter the employ of, or act as agent for, or advisor or consultant to, any entity which is or is about to become directly or indirectly engaged in any business that is competitive with any business of the Company or any of its subsidiaries or affiliates in which the executive is or was engaged. In the event that (i) Mr. Audia voluntarily terminates his employment; or (ii) Mr. Audia’s employment is terminated for reason of a Change in Control or any other reason, the aforementioned non-compete obligation is two years after the date of termination.

However, in case of termination for any reason, Mr. Audia cannot disclose any of Kennametal’s confidential or trade secret information.

•	Assignment of Inventions. Mr. Audia must assign to Kennametal all inventions conceived or made during his employment with Kennametal.

•

Termination.    Mr. Audia’s employment may be terminated by either party at any time, for any reason or no reason at all; provided, that the Company may only terminate Mr. Audia’s employment with the approval and authorization of the Board.

•

Severance.    If Mr. Audia has been employed with the Company for a minimum of two years, and if (with Board authorization) Kennametal involuntarily terminates Mr. Audia’s employment prior to a change in control and not for cause, he will be entitled to 12 months of severance.

•

Change in Control.    The agreement provides for payments to Mr. Audia if he resigns for good reason or if he is terminated by the Company without cause within six months prior to a change in control of the Company, or within 24 months following a change in control of the Company. In this event, he will receive a payment equal to two times his base salary and two times his target bonus.

Item 8.01 Other Events.

On August 14, 2018, the Company issued a press release announcing Mr. Audia’s appointment as Vice President and Chief Financial Officer. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Executive Officer Agreement as of April 2018 (Exhibit 10.60 of Form 10-K filed August 10, 2018 is incorporated herein by reference)

10.2	Form of Indemnification Agreement for Named Executive Officers (Exhibit 10.2 of the Form 8- K filed March 22, 2005 is incorporated herein by reference)

99.1	Press Release dated August 14, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2018	Kennametal Inc.

	By:	/s/ Michelle R. Keating
Michelle R. Keating
Vice President, Secretary and General Counsel